Exhibit 99.1

Contact information: Investor Relations: Bob Vold Brad Kanter 651.325.4300 Media: David Ewald 651-290-6276 Cell: 612-490-2650

Gander Mountain Reports Second Quarter 2008 Results

ST. PAUL, Minn., August 27, 2008 — Gander Mountain Company (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, boating, camping, marine and outdoor lifestyle products and services, today reported sales of $252.9 million for the quarter ended August 2, 2008, an increase of 16.8 percent over the prior year period.  Comparable store sales decreased 11.7 percent in the second quarter.   The 2008 period includes $39.7 million in revenue due to the expansion of the company’s direct marketing business through Overton’s.

Net loss for the second quarter was $4.9 million, or $0.20 per share, compared to a net loss of $9.7 million, or $0.48 per share, in the second quarter of fiscal 2007.  Per share information for the most recent quarter reflects the issuance of an additional 4,067,797 shares of common stock in December 2007, the proceeds of which were used to partially fund the Overton’s acquisition.

For the 26 weeks ended August 2, 2008, the company reported sales of $460.5 million, an increase of 17.4 percent over the comparable period in 2007. The company reported a net loss for the 26-week period of $29.3 million, or $1.22 per share, compared with a net loss of $32.5 million, or $1.61 per share for the 26 weeks ended August 4, 2007.

“As anticipated, second quarter results reflect continuing economic pressure on consumer purchases of discretionary items, and we expect these conditions to persist in the second half of fiscal 2008,” said Mark Baker, president and CEO.

“Entering the seasonally-stronger second half of our year, Gander Mountain’s concentration on growth in the direct business, targeted marketing spend, and cost-saving initiatives offer opportunities for improved performance in the remainder of  fiscal 2008,” said Baker.

Gross profit increased 30.9 percent to $67.5 million for the second quarter.  As a percent of sales, gross profit increased 288 basis points to 26.7 percent, reflecting both improvement in business mix relating to higher-margin direct sales and increased retail product margins.

Selling, general and administrative expenses (SG&A) for the second quarter increased 21.1 percent to $66.9 million, reflecting the inclusion of $14.6 million in operational expenses from the direct marketing segment. As a percent of sales, SG&A for the retail segment improved 97 basis points over the comparable quarter last year.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time. The conference call will be webcast from http://www.GanderMtn.com. To register for the event, please go to the Website at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived webcast will be available shortly after the conclusion of the call, and remain available on http://www.GanderMtn.com for approximately 90 days. The transcript will be posted on the Website as well.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, boating, marine, and outdoor lifestyle apparel and footwear, products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, boat, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are 115 conveniently located Gander Mountain outdoor lifestyle stores in 23 states, and direct sales at www.GanderMtn.com.  For the nearest store location call 800-282-5993 or visit www.GanderMtn.com. Gander Mountain is also the parent company of Overton’s (www.overtons.com), a leading catalog and Internet based retailer of products for boating and other water sports enthusiasts.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2007 and other required reports, as filed with the SEC, which are available at http://www.GanderMtn.com and at the SEC’s Website at http://www.sec.gov.

Gander Mountain Company

Consolidated Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	August 2,	August 4,	August 2,	August 4,
	2008	2007	2008	2007
Sales	$252,873	$216,511	$460,535	$392,260
Cost of goods sold	185,390	164,975	351,023	306,848
Gross profit	67,483	51,536	109,512	85,412
Operating expenses:
Selling, general and administrative expenses	66,939	55,266	125,896	106,808
Exit costs, impairment and other charges	316	292	1,092	626
Pre-opening expenses	408	982	2,035	1,712
Loss from operations	(180)	(5,004)	(19,511)	(23,734)
Interest expense, net	4,509	4,530	9,351	8,506
Loss before income taxes	(4,689)	(9,534)	(28,862)	(32,240)
Income tax provision	165	125	437	250
Net loss	$(4,854)	$(9,659)	$(29,299)	$(32,490)

Basic and diluted loss per common share	$(0.20)	$(0.48)	$(1.22)	$(1.61)

Weighted average common shares outstanding	24,087	20,312	24,069	20,201

Gander Mountain Company

Consolidated Balance Sheets

(In thousands)

	August 2,	February 2,
	2008	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,666	$2,622
Accounts receivable	17,852	10,992
Income taxes receivable	454	486
Inventories	417,207	403,683
Prepaids and other current assets	19,059	15,987
Total current assets	456,238	433,770
Property and equipment, net	170,661	168,685
Goodwill	54,330	48,803
Acquired intangible assets, net	19,483	25,098
Other assets, net	2,079	3,576
Total assets	$702,791	$679,932

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$259,972	$246,013
Accounts payable	105,147	72,563
Accrued and other current liabilities	55,433	60,606
Notes payable - related parties	10,000	—
Current maturities of long term debt	13,712	8,247
Total current liabilities	444,264	387,429

Long term debt	58,284	64,173
Deferred income taxes	7,322	7,113
Other long term liabilities	27,462	27,397

Shareholders’ equity:
Preferred stock ($.01 par value, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized; 24,118,755 and 24,049,064 shares issued and outstanding)	241	241
Additional paid-in-capital	278,048	277,110
Accumulated deficit	(112,830)	(83,531)
Total shareholders’ equity	165,459	193,820
Total liabilities and shareholders’ equity	$702,791	$679,932

Gander Mountain Company

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	26 Weeks Ended
	August 2,	August 4,
	2008	2007
Operating activities
Net loss	$(29,299)	$(32,490)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,661	12,684
Exit costs, impairment and other charges	605	—
Stock-based compensation expense	703	743
(Gain)/ loss on disposal of assets	(17)	34
Change in operating assets and liabilities:
Accounts receivable	(6,828)	(7,053)
Inventories	(13,524)	(69,816)
Prepaids and other current assets	(3,072)	(5,281)
Other assets	1,186	(95)
Accounts payable and other liabilities	25,053	33,499
Deferred income taxes	209	—
Net cash used in operating activities	(9,323)	(67,775)

Investing activities
Purchases of property and equipment	(12,299)	(17,475)
Acquisition related expenses	(164)	—
Proceeds from sale of assets	29	—
Net cash used in investing activities	(12,434)	(17,475)

Financing activities
Borrowings under credit facility	13,959	76,002
Proceeds from short term notes payable - related parties	10,000	—
Proceeds from long term debt	—	7,582
Proceeds from exercise of stock options and employee stock purchases	235	3,053
Reductions in long term debt	(3,393)	(1,287)
Net cash provided by financing activities	20,801	85,350

Net increase in cash	(956)	100
Cash, beginning of period	2,622	1,342
Cash, end of period	$1,666	$1,442

Non-cash investing activities: During the 26 weeks ended August 2, 2008 and August 4, 2007, the Company acquired equipment totaling approximately $2.9 million and $1.6 million, respectively, that was financed through capital leases. Additionally, during the 26 weeks ended August 2, 2008 and August 4, 2007, there were $2.0 million and $1.2 million, respectively, in non-cash accruals and reclassifications for property and equipment that did not require the use of cash. These amounts are excluded from Purchases of property and equipment in this statement of cash flows.

Gander Mountain Company

Segment Information - Unaudited

(In thousands)

Statement of Operations Data:	Retail	Direct	Total
13 Weeks Ended August 2, 2008
Sales	$213,145	$39,728	$252,873
(Loss) income from operations	(2,973)	2,793	(180)
Depreciation and amortization	7,491	160	7,651

	Retail	Direct	Total
26 Weeks Ended August 2, 2008
Sales	$401,138	$59,397	$460,535
(Loss) income from operations	(21,716)	2,205	(19,511)
Depreciation and amortization	$14,872	$789	$15,661

Balance sheet data:	Retail	Direct	Total
As of August 2, 2008
Total assets	$607,222	$95,569	$702,791
Inventories	396,199	21,008	417,207
Goodwill and intangible assets	7,030	66,783	73,813
Long term debt	$23,284	$35,000	$58,284